EXHIBIT 99.1

DEAC Completes Corporate Restructuring and Signs Definitive (Acquisition) Agreement

DALLAS, TX -- (May 24, 2016) - Elite Data Services Inc. (OTC: DEAC) (the "Company"), a newly restructured technology driven management company, today announced that it had completed a lengthy corporate restructuring plan, and executed a definitive agreement to acquire Properties of Merit Inc. ("POM"), a Nevada based mining corporation which has secured gold and precious metals production interests in British Columbia.

For the past several months, the Company's management team has been working diligently to restructure the Company in hopes to acquire additional operating assets to foster its growth. On March 10, 2016, the Company executed a Letter of Intent ("LOI") with POM to acquire its mining production interest in river claims located approximately 80 kilometers northeast of Vancouver, Canada in the lower Lillooet River Valley.

In order to complete the terms of a definitive agreement, management decided to restructure the Company first, which now includes three (3) separate subsidiaries (one minority owned) dedicated to our three different businesses: online marketing, gaming operations, and mining production interests.

In doing so, the Company recently formed Elite Data Marketing LLC and Elite Gaming Ventures LLC, both Florida limited liability companies, to manage the operations related to its online marketing and gaming businesses, respectively. In addition, the Company modified its original purchase of the gaming operations into a joint venture in order to limit certain financial impacts, and further executed assignments to move Company assets into their respective subsidiaries.

Separately, the Company executed several agreements with existing consultants, creditors, related parties and vendors in order to cancel non-performing agreements, reduce debt, extend payment terms of corporate obligations, and to provide compensation plans to parties actively working with the Company.

Charles Rimlinger, the Company's CEO stated, "This is a great day for the Company. We have struggled for the past year to build out our online marketing and gaming operations, but now we stand ready with a sense of renewed excitement to move this Company forward and to focus our efforts on new revenue streams, build up existing businesses, and increased shareholder value." He further added, "We are very much appreciative to all of our shareholders for being patient during this lengthy process."

The Company anticipates the initial closing with POM to occur on or before May 27, 2016.

Please refer to Current Report Form 8K dated May 24, 2016 filed with the Securities and Exchange Commission for more information on the Company's recent events.

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About Elite Data Services, Inc.

Elite Data Services Inc. ("Company"), a Florida corporation, is a technology driven management company which owns and operates businesses in areas of online marketing, gaming operations and mining interests. The Company is comprised of two (2) subsidiaries: Elite Data Marketing LLC, and Elite Gaming Ventures LLC, and minority interest in Properties of Merit Inc., with operations in the U.S., Canada and the island of Roatan, Honduras.

About Properties of Merit Inc.

Properties of Merit Inc. ("POM"), a Nevada based mining company, which has secured production interests in certain placer mining river claims containing gold and other precious metals in addition to rare earth elements located approximately 80 kilometers northeast of Vancouver, Canada in the lower Lillooet River Valley.

Forward-Looking Statements

Non-historical statements included in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the Company's future performance are subject to many factors including, but not limited to: working capital and availability of capital, implementation difficulties, impacts involving key vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2014, and other subsequent SEC filings. Such statements are based upon management's current beliefs and expectations subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "should", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. There is no guarantee that the Company will enter into the agreements referenced herein, nor if we do, that successful implementation will transpire. The forward-looking statements contained herein are made as of the date hereof, and we do not undertake any obligation to update any forward looking statements, whether as a result of future events, new information, or otherwise.

Investor and Public Relations Contact

Elite Data Services, Inc.
Charles Rimlinger
Chief Executive Officer
(615) 905-4042
info@edscompanies.com